                                                                  EXHIBIT 11


            [Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

                                 August 9, 2005


Van Kampen Advantage Municipal Income Trust II
1221 Avenue of the Americas
New York, New York  10020

         Re:      Van Kampen Advantage Municipal Income Trust II
                  Registration Statement on Form N-14


Ladies and Gentlemen:

     We have acted as special counsel to Van Kampen Advantage Municipal Income Trust II, a voluntary association with transferable shares organized and existing under and by virtue of the laws of The Commonwealth of Massachusetts (commonly referred to as a "Massachusetts business trust") (the "Fund"), in connection with the preparation of the Fund's Registration Statement on Form N-14 (the "Registration Statement") filed under the Securities Act of 1933, as amended (the "1933 Act"), with the Securities and Exchange Commission (the "Commission"). The Registration Statement relates to the registration under the 1933 Act of common shares of beneficial interest of the Fund, par value $0.01 per share (the "Common Shares"), and auction preferred shares of the Fund, par value $0.01 per share, liquidation preference $25,000 per share (the "Preferred Shares"), to be issued pursuant to Agreements and Plans of Reorganization (each an "Agreement and Plan of Reorganization") between the Fund and Van Kampen Municipal Opportunity Trust II and Van Kampen Value Municipal Income Trust, each a Massachusetts business trust (collectively, the "Shares").

         This opinion is delivered in accordance with the requirements of Item 16 of Form N-14 under the 1933 Act.

         In connection with this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of (i) Registration Statement, as filed with the Commission on June 30, 2005 and as it is proposed to be amended by Pre-Effective Amendment No. 1 to be filed on or about August 9, 2005, under the 1933 Act, (ii) the Declaration of Trust
(the "Declaration of Trust"), By-Laws and Certificate of Vote of Trustees Establishing Preferred Shares of the Fund, each as amended to date, (iii) a specimen certificate representing the Common Shares, (iv) a specimen certificate representing the Preferred Shares, (v) the resolutions adopted by the Board of Trustees of the Fund relating to each Agreement and Plan of Reorganization, the authorization and issuance of the Shares pursuant to each Agreement and Plan of Reorganization, the filing of the Registration Statement and any amendments or supplements thereto and related matters, (vi) a draft of each Agreement and Plan of Reorganization and (vii) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

         In such examination we have assumed the legal capacity of natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or other copies and the authenticity of the originals of such latter documents. As to any facts material to such opinion which were not independently established, we have relied on statements or representations of officers and other representatives of the Fund or others.

         Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement shall have become effective and (ii) the issuance of Shares by the Fund pursuant to each Agreement and Plan of Reorganization has been validly authorized and, assuming certificates therefor have been duly executed, countersigned, registered and delivered, or the shareholders' accounts have been duly credited, and the Shares represented thereby have been fully paid for, such Shares will be validly issued, fully paid and, subject to the statements set forth below regarding the liability of a shareholder of a Massachusetts business trust, nonassessable.

         Pursuant to certain decisions of the Supreme Judicial Court of The Commonwealth of Massachusetts, shareholders of a Massachusetts business trust may, in certain circumstances, be assessed or held personally liable as partners for the obligations of a Massachusetts business trust. Even if the Fund were held to be a partnership, however, the possibility of the holders of Shares incurring personal liability for financial losses of the Fund appears remote because (A) Article V, Section 5.1 of the Declaration of Trust contains an express disclaimer of liability for holders of shares of beneficial interest of the Fund, including the Shares, for the obligations of the Fund and provides that the Fund shall hold each holder of such shares harmless from, and shall indemnify such holder against, all loss and expense arising solely from being or having been a holder of such shares and (B) Article V, Section 5.5 of the Declaration of Trust requires that a recitation of such disclaimer be included in every written obligation, contract, instrument, certificate, share, other security of the Fund or undertaking made or issued by the trustees of the Fund.

         We hereby consent to the filing of this opinion with the Commission as
Exhibit 11 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission.


                                               Very truly yours,



                                               /s/ Skadden, Arps, Slate,
                                                   Meagher & Flom LLP